PRESS RELEASE

                                            Contact:
                                            Daniel Drum, Investor Relations
                                            Seven Seas Petroleum Inc.
                                            713-622-8218
                                            www.sevenseaspetro.com
SEVEN SEAS PETROLEUM INC. LOGO

FOR IMMEDIATE RELEASE


                     SEVEN SEAS TO SELL PRODUCING PROPERTIES



December 14, 2002 - HOUSTON, TEXAS - Seven Seas Petroleum Inc. (AMEX: "SEV") announced that its Colombian subsidiaries entered into an Asset Purchase Agreement with Sociedad Internacional Petrolera S.A. ("Sipetrol") for sale of the subsidiaries' interest in the shallow Guaduas Oil Field, inclusive of the 40-mile Guaduas-La Dorada Pipeline effective December 13, 2002.

Sipetrol Agreement

     Sipetrol has agreed to purchase the combined 57.7% participating interests and related assets of Seven Seas Petroleum Colombia, Inc., GHK Company Colombia and Petrolinson S.A. in the shallow Guaduas Oil Field. Sipetrol is currently a 32.9% owner of participating interest in the shallow Guaduas Oil Field and is a party to a Joint Operating Agreement with the subsidiaries. The basic terms are:

|X|  The purchase price is $20 million subject to certain adjustments and taxes

|X|  The effective time is 7:00 am on December 13, 2002

|X| The Closing is contingent on obtaining governmental approvals from both Chile and Colombia and the consent of Chesapeake Energy Corporation pursuant to the Note Purchase and Loan Agreement between Chesapeake and the Company, among other things

|X|  The Closing is expected to occur in late January or early February

|X| GHK Company Colombia will continue to operate the shallow Guaduas Oil Field pending Closing

Auction Process

     The Company engaged CIBC World Markets ("CIBC") to provide financial advice in late September, 2002. CIBC commenced an auction process to sell the producing interests in the Guaduas Oil Field. This included establishing data rooms in Houston and in Colombia and soliciting interests from fifty companies. Nine companies went through the data rooms. Bids from several prospective buyers were received in mid-November and this process resulted in the agreement with Sipetrol today.

Remaining Assets and Operations

     After the sale, the only material assets of the Company and its subsidiaries will be the rights associated with the Deep Dindal association contract and certain Colombian tax assets. Neither the Company nor its subsidiaries will have sufficient cash to conduct any additional exploration activities.

     The Company has been actively seeking to secure additional financing or find a partner to participate in the completion of the Escuela 2 well and test the commercial potential of the Deep Dindal prospect. To date, the Company has been unsuccessful in these efforts; however, the Company is continuing its efforts to find a third party to provide the necessary financing to test the Escuela 2 well. Even if tested, there are no assurances that the Escuela 2 well would be productive and provide additional value.

     After December 15, 2002, the Company may be in default under the 12-1/2% $110 Million Senior Subordinated Notes. Now that the financial circumstances of the Company are more clearly defined, the Company will accelerate its discussions with representatives of the Senior Subordinated Noteholders.

     The Company has received notice from Chesapeake that it is currently in default under its 12% $45 Million Senior Secured Notes ("$45 Million Notes"). Chesapeake, as the collateral agent for the $45 Million Notes, holds a lien on the stock of all of the Company's subsidiaries and its cash accounts.

AMEX Listing

     As previously announced Seven Seas has been notified by the American Stock Exchange ("AMEX") that the Company fails to meet specific listing standards. The Company previously submitted a plan to the AMEX to remedy these deficiencies; however, based upon the present circumstances, the Company cannot satisfy the AMEX standards.

     Seven Seas Petroleum Inc. is an independent oil and gas exploration and production company operating in Colombia, South America.

Statements regarding anticipated oil and gas production and other oil and gas operating activities, including the costs and timing of those activities, are "forward looking statements" within the meaning of the Securities Litigation Reform Act. The statements involve risks that could significantly impact Seven Seas Petroleum Inc. These risks include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services and government regulation and foreign political risks, as well as other risks discussed in detail in the Seven Seas Petroleum Inc.'s filings with the U.S. Securities and Exchange Commission.